Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,000,000.00	$649.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-223208

Dated November 26, 2019

HSBC USA Inc. Step Down Trigger Autocallable Notes
$5,000,000 Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due on December 2, 2024

Investment Description

These Step Down Trigger Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (each, an “Underlying Index” and together, the “Underlying Indices”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The Notes are designed for investors who believe that the Official Closing Level of each Underlying Index will remain flat or increase moderately during the term of the Notes. If each Underlying Index closes at or above its Initial Level on any of the first sixteen Observation Dates (after one year), or if each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. The Underlying Index with the lowest Underlying Index Return is the “Least Performing Underlying Index.” If the Notes have not been called prior to the Final Valuation Date, then either (1) HSBC will automatically call the Notes if each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date or (2) if any Underlying Index closes below the Downside Threshold of 70.00% of its Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if (i) the Official Closing Level of each Underlying Index on any of the first sixteen Observation Dates is equal to or greater than its Initial Level or (ii) each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If by the Final Valuation Date, the Notes have not been called and each Underlying Index does not close below its Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return. However, if any Underlying Index closes below its Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	November 26, 2019
Settlement Date	November 29, 2019
Observation Dates[1]	Quarterly, beginning November 27, 2020
Final Valuation Date[1]	November 26, 2024
Maturity Date[1]	December 2, 2024

[1] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDICES, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

These terms relate to the Notes. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Indices	Call Return Rate	Initial Levels	Downside Threshold*	CUSIP	ISIN
The S&P 500® Index (“SPX”)	8.60% per annum	3,140.52	2,198.36 for SPX, 1,136.962 for RTY, and 2,593.89 for SX5E, each of which is 70.00% of its Initial Level	40438B459	US40438B4591
The Russell 2000® Index (“RTY”)		1,624.231
The EURO STOXX 50® Index (“SX5E”)		3,705.55

*Rounded to two decimal places for SPX and SX5E, and three decimal places for RTY.

See “Additional Information About HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 26, 2018, the accompanying prospectus supplement dated February 26, 2018, the accompanying Equity Index Underlying Supplement dated February 26, 2018 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is $9.474 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.25	$9.75
Total	$5,000,000.00	$125,000.00	$4,875,000.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc

Additional Information about HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the least performing of the Underlying Indices, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Indices, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated February 26, 2018: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

♦	Prospectus supplement dated February 26, 2018: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

♦	Prospectus dated February 26, 2018: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 26, 2018, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 26, 2018 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 26, 2018.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Indices.

♦	You believe the Official Closing Level of each Underlying Index will not be below its Downside Threshold on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Official Closing Level of any Underlying Index is below its Downside Threshold on the Final Valuation Date.

♦	You understand and accept that you will not participate in any appreciation in the level of any Underlying Index and your potential return is limited to the applicable Call Return.

♦	You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦	You believe the Underlying Indices will remain flat or appreciate moderately during the term of the Notes and the Official Closing Level of each Underlying Index will be equal to or greater than its Initial Level on at least one Observation Date, or equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to hold Notes that will be automatically called on any of the first sixteen Observation Dates if the Official Closing Level of each Underlying Index on that Observation Date is equal to or greater than its Initial Level.

♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with the Underlying Indices.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in any of the Underlying Indices.

♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Indices.

♦	You believe the Notes will not be called and that the Final Level of at least one Underlying Index will be below its Downside Threshold on the Final Valuation Date.

♦	You seek an investment that is designed to return your full Principal Amount at maturity.

♦	You seek an investment that participates in the full appreciation in the level of any of the Underlying Indices or that has unlimited return potential.

♦	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold securities that will be automatically called on any of the first sixteen Observation Dates if the Official Closing Level of each Underlying Index on that Observation Date is equal to or greater than its Initial Level.

♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with the Underlying Indices.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in any of the Underlying Indices.

♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Indices, see ”Information About the Underlying Indices” in this document and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 5 years, unless earlier called.
Trade Date	November 26, 2019
Settlement Date	November 29, 2019
Final Valuation Date	November 26, 2024
Maturity Date	December 2, 2024
Underlying Indices	The S&P 500® Index (Ticker: “SPX”), the Russell 2000® Index (Ticker: “RTY”) and the EURO STOXX 50® Index (Ticker: “SX5E”)
Call Feature	The Notes will be automatically called if (i) the Official Closing Level of each Underlying Index on any of the first sixteen Observation Dates is equal to or greater than its Initial Level or (ii) the Official Closing Level of each Underlying Index on the Final Valuation Date is equal to or greater than its Downside Threshold. If the Notes are called, HSBC will pay you on the Call Settlement Date a cash payment per Note equal to the Call Price for the Observation Date.
Call Settlement Dates	With respect to any of the first sixteen Observation Dates, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.

Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 8.60% per annum.

Observation Date[1]	Call Settlement Date[1]	Call Return Rate	Call Price (per $10.00 Note)
November 27, 2020	December 1, 2020	8.60%	$10.860
February 26, 2021	March 2, 2021	10.75%	$11.075
May 26, 2021	May 28, 2021	12.90%	$11.290
August 26, 2021	August 30, 2021	15.05%	$11.505
November 26, 2021	November 30, 2021	17.20%	$11.720
February 28, 2022	March 2, 2022	19.35%	$11.935
May 26, 2022	May 31, 2022	21.50%	$12.150
August 26, 2022	August 30, 2022	23.65%	$12.365
November 28, 2022	November 30, 2022	25.80%	$12.580
February 27, 2023	March 1, 2023	27.95%	$12.795
May 26, 2023	May 31, 2023	30.10%	$13.010
August 28, 2023	August 30, 2023	32.25%	$13.225
November 27, 2023	November 29, 2023	34.40%	$13.440
February 26, 2024	February 28, 2024	36.55%	$13.655
May 28, 2024	May 30, 2024	38.70%	$13.870
August 26, 2024	August 28, 2024	40.85%	$14.085
Final Valuation Date (November 26, 2024)	Maturity Date (December 2, 2024)	43.00%	$14.300

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold on the Final Valuation Date, the Notes will automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.[2]

If the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index)

In this case, you will incur a loss that is proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level and you will lose some or all of your Principal Amount.

1 The Observation Dates and Call Settlement Dates are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Underlying Index Return	For each Underlying Index, calculated as follows: Final Level - Initial Level
Initial Level
Downside Threshold	For each Underlying Index, 70.00% of its Initial Level, as indicated on the cover hereof.
Initial Level	For each Underlying Index, its Official Closing Level on the Trade Date, as indicated on the cover hereof.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC.  IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

The Initial Level and Downside Threshold of each Underlying Index were observed and the terms of the Notes were determined.

The Notes will automatically be called if the Official Closing Level of each Underlying Index on any of the first sixteen Observation Dates is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

The Final Levels and Underlying Index Returns are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, the Notes will automatically be called and HSBC will pay the applicable Call Price.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Least Performing Underlying Index, equal to a return of:

$10.00 × (1 + Underlying Index Return of the Least Performing Underlying Index) per Note

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Final Level of one or both Underlying Indices is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level. In such a case, you will lose some or all of the principal amount of your Notes.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of each Underlying Index is above its Downside Threshold.

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 9 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Underlying Indices reflects a higher expectation as of the Trade Date that, for example, the Official Closing Level of any Underlying Index could be below its Downside Threshold on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Note. However, while the Call Return Rate is a fixed amount, the volatility of any of the Underlying Indices can change significantly over the term of the Notes. The levels of one or more Underlying Indices could fall sharply, which could result in a significant loss of principal.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment – The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of fewer Underlying Indices. With three Underlying Indices, it is more likely that the Official Closing Level of at least one Underlying Index will be less than its Initial Level on an Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of two Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time.

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Initial Level or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated two Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

In addition, for each additional Underlying Index to which the Notes are linked, there is a greater potential for one pair of Underlying Indices to have low or negative correlation. Therefore, the greater the number of Underlying Indices, the greater the potential for the notes not being called and for loss of principal at maturity. HSBC determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on notes involving indices that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying Index – Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying Index. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of any other Underlying Index. You will bear the risk that any of the Underlying Indices will perform poorly.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of any of the Underlying Indices. In addition, because the Call Return, and therefore the Call Price, increases the longer the Notes have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Notes could be called as early as the first quarterly Observation Date and your return would therefore be less than if the Notes were called on a later date. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying Index even though you were not able to participate in any appreciation in the level of any of the Underlying Indices. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in securities represented by the Underlying Indices.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	The Notes Are Subject to Small-Capitalization Risk – The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in an Underlying Index would have. Each Underlying Index is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	Changes Affecting an Underlying Index – The policies of an Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of the sponsors with respect to the calculation of each Underlying Index could also adversely affect the level of that Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index, which could affect the price of such stocks or the level of that Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed levels of each Underlying Index in the market. The Calculation Agent can postpone the determination of each Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of each Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying Indices or the levels of the Underlying Indices, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the levels of the Underlying Indices; the volatility of the Underlying Indices; the dividends paid on the securities included in the Underlying Indices; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Underlying Indices, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Underlying Indices, may adversely affect the levels of the Underlying Indices, and, therefore, the market value of the Notes.

♦	Non-U.S. Securities Markets Risks – The level of the SX5E depends upon stocks of non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign stocks included in the SX5E may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign stocks may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the Notes.

♦	The Payments on the Notes Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Stocks Included in the SX5E Are Traded in a Foreign Currency and the Notes Are Denominated in U.S. Dollars – Although the stocks included in the SX5E are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. stocks are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” in this document and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying Index relative to its Initial Level. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Level or the Official Closing Level of any Underlying Index on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	5 years (unless earlier called)
Initial Levels:	1,000.00 for each Underlying Index
Call Return Rate:	7.00% per annum (or 1.75% per quarter)
Downside Threshold:	70.00%
Downside Thresholds:	700.00 for each Underlying Index, which is 70.00% of its Initial Level

Observation Dates, hypothetical Call Returns and hypothetical Call Prices on Observation Dates:

Observation Dates	Hypothetical Call Return Rates	Hypothetical Call Prices
November 27, 2020	7.00%	$10.700
February 26, 2021	8.75%	$10.875
May 26, 2021	10.50%	$11.050
August 26, 2021	12.25%	$11.225
November 26, 2021	14.00%	$11.400
February 28, 2022	15.75%	$11.575
May 26, 2022	17.50%	$11.750
August 26, 2022	19.25%	$11.925
November 28, 2022	21.00%	$12.100
February 27, 2023	22.75%	$12.275
May 26, 2023	24.50%	$12.450
August 28, 2023	26.25%	$12.625
November 27, 2023	28.00%	$12.800
February 26, 2024	29.75%	$12.975
May 28, 2024	31.50%	$13.150
August 26, 2024	33.25%	$13.325
Final Valuation Date (November 26, 2024)	35.00%	$13.500

Example 1— The Least Performing Underlying Index closes at 110.00% of its Initial Level on the first Observation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	SPX: 1,300.00	$0.70 (Call Return) – Notes are automatically called
RTY: 1,100.00
SX5E: 1,200.00
Total Payment: $10.70 (7.00% return)

Because the Official Closing Level of the Least Performing Underlying Index on the first Observation Date is at or above its Initial Level, the Notes are automatically called at the applicable Call Price of $10.70 per Note, representing a 7.00% return on the Notes. As long as the Least Performing Underlying Index closes at or above its Initial Level on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Least Performing Underlying Index closes below its Initial Level on each of the first sixteen Observation Dates and closes at 75.00% of its Initial Level on the Final Valuation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First through Thirteenth Observation Date	SPX: 975.00	$0.00 – Notes are not automatically called
RTY: 980.00
SX5E: 800.00
Fourteenth Observation Date	SPX: 925.00	$0.00 – Notes are not automatically called
RTY: 880.00
SX5E: 850.00
Fifteenth Observation Date	SPX: 875.00	$0.00 – Notes are not automatically called
RTY: 850.00
SX5E: 900.00

Sixteenth Observation Date	SPX: 850.00	$0.00 – Notes are not automatically called
RTY: 780.00
SX5E: 1,050.00
Final Valuation Date	SPX: 750.00	$3.50 (Call Return) – Notes are automatically called
RTY: 750.00
SX5E: 800.00
Total Payment: $13.50 (35.00% return)

Because (i) the Official Closing Level of the Least Performing Underlying Index on each of the first sixteen Observation Dates is below its Initial Level and (ii) the Official Closing Level of the Least Performing Underlying Index on the final Observation Date (which is also the Final Valuation Date) is at or above its Downside Threshold, the Notes are automatically called at the applicable Call Price of $13.50 per Note, representing a 35.00% return on the Notes.

Example 3— The Least Performing Underlying Index closes below its Initial Level on each of the first sixteen Observation Dates. In addition, the Least Performing Underlying Index closes at 59.00% of its Initial Level on the Final Valuation Date – the Notes are NOT called.

Date	Official Closing Level	Payment (per Note)
First through Thirteenth Observation Date	SPX: 975.00	$0.00 – Notes are not automatically called
RTY: 980.00
SX5E: 800.00
Fourteenth Observation Date	SPX: 925.00	$0.00 – Notes are not automatically called
RTY: 880.00
SX5E: 850.00
Fifteenth Observation Date	SPX: 875.00	$0.00 – Notes are not automatically called
RTY: 850.00
SX5E: 900.00
Sixteenth Observation Date	SPX: 850.00	$0.00 – Notes are not automatically called
RTY: 780.00
SX5E: 1,050.00
Final Valuation Date	SPX: 1,200.00	$10.00 × (1 + Underlying Index Return of
	RTY: 590.00	the Least Performing Underlying Index)
	SX5E: 1,100.00	=$10.00 × (1 + -41%)
=$10.00 x (59%)
=$5.90 (Payment at Maturity)
Total Payment: $5.90 (-41.00% return)

Because the Official Closing Level of the Least Performing Underlying Index on each of the first sixteen Observation Dates is below its Initial Level, the Notes are not automatically called. Furthermore, because the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Level of the Least Performing Underlying Index relative to its Initial Level. Therefore you will suffer a loss on the Notes of 41.00%. Expressed as a formula:

Underlying Index Return = (590.00 – 1,000.00) / 1,000.00 = -41.00%

Payment at Maturity = $10 × (1 + -41%) = $5.90

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, you are fully exposed to the negative Underlying Index Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Indices would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Indices is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Indices or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About the Underlying Indices

The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of October 31, 2019 were: Information Technology, Health Care, Financials, Communication Services and Consumer Discretionary.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on its daily historical closing levels from November 26, 2009 through November 26, 2019 as reported on the Bloomberg Professional® service (“Bloomberg”). The black line represents its Downside Threshold, equal to 70.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of future performance.

Source: Bloomberg

The Russell 2000® Index

Description of the RTY

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of October 31, 2019 were: Financial Services, Health Care, Producer Durables, Consumer Discretionary and Technology.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on its daily historical closing levels from November 26, 2009 to November 26, 2019, as reported on Bloomberg. The black line represents its Downside Threshold, equal to 70.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the RTY should not be taken as an indication of future performance.

Source: Bloomberg

The EURO STOXX 50® Index

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The Euro Stoxx 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on its daily historical closing levels from November 26, 2009 to November 26, 2019, as reported on Bloomberg. The black line represents its Downside Threshold, equal to 70.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SX5E should not be taken as an indication of future performance.

Source: Bloomberg

Correlation of the Underlying Indices

The following graph sets forth the historical performances of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index from November 26, 2009 through November 26, 2019, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying Index has been normalized to have a closing level of 100.00 on November 26, 2009 by dividing the Official Closing Level of that Underlying Index on each day by the Official Closing Level of that Underlying Index on November 26, 2009 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Notes, including on any Coupon Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the principal amount.

Historical Performance of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Indices over the time period shown and provides an indication of how close the relative performance of the daily returns of each Underlying Index has historically been to the others. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for the Notes not to be called on an Observation Date or a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

In addition, for each additional Underlying Index to which the Notes are linked, there is a greater potential for one pair of Underlying Indices to have low or negative correlation. Therefore, the greater the number of Underlying Indices, the greater the potential for the notes not being called and for loss of principal at maturity. The terms of the Notes will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on notes that have a higher degree of correlation.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining each Underlying Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists with respect to an Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying Index on the scheduled trading day preceding the date of acceleration, the determination of such Underlying Index’s Underlying Index Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying Index occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.